Exhibit (b)(1)

CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	ROYAL BANK OF CANADA 200 Vesey Street New York, NY 10281	KKR CAPITAL MARKETS LLC KKR CORPORATE LENDING LLC 9 West 57th Street, Suite 4160 New York, New York 10019
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	MACQUARIE CAPITAL (USA) INC. MACQUARIE CAPITAL FUNDING LLC 125 West 55th Street New York, New York 10019
MIZUHO BANK, LTD. 1251 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

July 30, 2017

MICRO HOLDING CORP.
MH SUB I, LLC
909 North Sepulveda Blvd., 11th Floor
El Segundo, CA 90245
Attention: Scott Friedman

c/o Kohlberg Kravis Roberts & Co. L.P. (“KKR” or the “Sponsor”)
9 West 57th Street
New York, New York 10019
Attention: Cade Thompson

Project Wave
Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised each of Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”, and together with CS and their respective affiliates, “Credit Suisse”), Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate, “Royal Bank”), RBC Capital Markets1 (“RBCCM”), KKR Capital Markets LLC (“KCM”), KKR Corporate Lending LLC (“KCL”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Citi (as defined below, “Citi”), Macquarie Capital Funding LLC (“Macquarie Lender”), Macquarie Capital (USA) Inc. (“Macquarie Capital”) and Mizuho Bank, Ltd. (“Mizuho” and together with Credit Suisse, Royal Bank, RBCCM, KCM, KCL, Bank of America, Merrill Lynch, Citi, Macquarie Lender, Macquarie Capital and any Additional Commitment Party (as defined below), collectively, the “Commitment Parties”, “we” or “us”) that MICRO HOLDING CORP., a Delaware corporation (the “Corp Borrower”) and MH SUB I, LLC, a Delaware limited liability company (the “LLC Borrower”, and jointly and severally with the Corp Borrower and, at your election prior to or concurrently with the launch of general syndication of the Incremental Facilities (as defined below), DIAGNOSIS MERGER SUB, INC., a Delaware corporation and a newly formed Wholly-Owned Restricted Subsidiary (“Merger Sub” or “Buyer”), collectively, the “Borrowers” or “you”) intend through Buyer to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of the entities previously identified to us by you as “Wave” (the “Company”).  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this second amended and restated commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, this “Commitment Letter”).  It is hereby understood and agreed that (i) this Commitment Letter constitutes an LCA Election and (ii) the Signing Date (as defined below) shall be the LCA Test Date for the purposes of determining the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio (capitalized terms used but not defined in this sentence shall have the meanings assigned to them in the Existing Credit Agreements (as defined below)).  The Borrowers hereby agree that each Borrower’s respective agreements and obligations under this Commitment Letter and the Fee Letter (as defined below) are joint and several.  This Commitment Letter amends, restates and supersedes in its entirety that certain amended and restated commitment letter, dated as of July 24, 2017 (the “Original Commitment Letter”), among CS Securities, CS, Royal Bank, RBCCM and you, and such Original Commitment Letter shall be of no further force or effect.

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

You have further advised us that, in connection therewith, it is intended that the financing for the Transactions will include (i) the incremental senior secured first lien term loan facility described in the Term Sheet, in an aggregate principal amount of $1,040 million (the “Incremental First Lien Term Loan Facility”), (ii) the incremental senior secured second lien term loan facility described in the Term Sheet, in an aggregate principal amount of $650 million (the “Incremental Second Lien Term Loan Facility”, and together with the Incremental First Lien Term Loan Facility, the “Incremental Term Loan Facilities”) and (iii) the incremental senior secured first lien revolving credit facility described in the Term Sheet, in an aggregate principal amount of $150 million (the “Incremental Revolving Facility”, and together with the Incremental Term Loan Facilities, the “Incremental Facilities”).

In connection with the foregoing, each of CS, Royal Bank, KCL, Bank of America, Citi, Macquarie Lender and Mizuho, respectively, is pleased to advise you of its several and not joint commitment to provide 30.0%, 22.5%, 15.0%, 10.0%, 7.5%, 7.5% and 7.5% of the Incremental Facilities, subject only to the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto.  CS, Royal Bank, KCL, Bank of America, Citi, Macquarie Lender, Mizuho and any Additional Commitment Party are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”.

[Commitment Letter]

2

It is agreed that each of CS Securities, RBCCM, KCM, Merrill Lynch, Citi, Macquarie Capital and Mizuho will act as a lead arranger and joint bookrunner for the Incremental Facilities (in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”).  It is further agreed that (i) Credit Suisse shall have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental First Lien Term Loan Facility and the Incremental Revolving Facility, (ii) RBCCM shall have “left” placement in any and all marketing materials or other documentation used in connection with the Incremental Second Lien Term Loan Facility and (iii) KCM, Merrill Lynch, Citi, Macquarie Capital, Mizuho and any Additional Commitment Party shall have “right” placement in any and all marketing materials or other documentation used in connection with the Incremental Facilities.  Within 15 business days after the Signing Date, you may appoint one additional joint lead arranger, joint bookrunner, agent, co-agent or co-manager (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of the Incremental Facilities in a manner and with economics determined by you (it being understood that, to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Incremental Facilities, only the economics allocated to, and the amount of the commitments of, KCM will be reduced by the economics allocated to and the amount of the commitments of such appointed entity upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder and under the Fee Letter); provided that such appointment is made ratably across the Incremental Facilities.  No other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any Additional Commitment Party) will be paid to any Lender in order to obtain its commitment to participate in the Incremental Facilities unless you and the Commitment Parties shall so agree.

The Lead Arrangers reserve the right, prior to or after the execution of the Incremental Facilities Documentation (as defined in Exhibit B hereto), which we agree will be initially drafted by your counsel, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to them and you with respect to the identity of such lenders (your consent not to be unreasonably withheld or delayed) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders, together with the Initial Lenders, the “Lenders”); provided that, notwithstanding each Lead Arranger’s right to syndicate the Incremental Facilities and receive commitments with respect thereto (but subject to the fourth paragraph of this Commitment Letter), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Incremental Term Loan Facilities (the date of such funding, the “Closing Date”) shall not be a condition to such Initial Lender’s commitments or the funding of the Incremental Facilities on the Closing Date; (ii) except as provided above with respect to appointment of Additional Commitment Parties, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Incremental Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Incremental Facilities, including its commitments in respect thereof, until after the initial funding of the Incremental Facilities has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Incremental Facilities until after the initial funding of the Incremental Facilities; (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; and (v) we will not syndicate our commitments to Disqualified Lenders (as defined in each Existing Credit Agreement).

[Commitment Letter]

3

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Incremental Facilities and in no event shall the commencement or successful completion of syndication of the Incremental Facilities constitute a condition to the availability of the Incremental Facilities on the Closing Date.  The Lead Arrangers intend to commence syndication efforts promptly upon the execution by each party of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Incremental Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  You agree actively to assist the Lead Arrangers, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date (such earlier date, the “Syndication Date”), in completing a timely syndication that is reasonably satisfactory to them and you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on July 24, 2017 (the “Signing Date”), the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and places mutually agreed upon, (c) your and the Sponsor’s assistance, and your using commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, in the preparation of customary confidential information memoranda for the Incremental Facilities (any such memorandum, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndications, in each case in a form substantially consistent with the confidential information memoranda and other marketing materials used by the Borrowers in connection with the syndications of the Existing Credit Agreements, by using commercially reasonable efforts to provide information and other customary materials reasonably requested in connection with such Confidential Information Memorandum no less than 15 consecutive business days prior to the Closing Date, subject to the Blackout Period, (d) using your commercially reasonable efforts to procure, prior to or concurrently with the launch of general syndication of the Incremental Facilities, updated public corporate credit rating and a public corporate family rating in respect of the Borrowers from each of S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for the Incremental Term Loan Facilities from each of S&P and Moody’s, (e) the hosting, with the Lead Arrangers, of no more than two meetings of prospective Lenders at times and locations to be mutually agreed upon and (f) your ensuring (and with respect to the Company and its subsidiaries, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, your using commercially reasonable efforts to ensure) that there shall be no competing issues or amendments, restatements, supplements, modifications or waivers of debt securities or commercial bank or other credit facilities (including the Existing Credit Agreements, but excluding the Incremental Facilities and any financing in connection with the Specified Disposition (as defined in Exhibit A hereto)) of you, the Parents, the Borrowers, the Company or any of their respective subsidiaries being offered, placed or arranged if such issues or amendments, restatements, supplements, modifications or waivers of debt securities or commercial bank or other credit facilities would, in the reasonable judgment of the Lead Arrangers, materially impair the primary syndication of the Incremental Facilities (it is understood and agreed that any deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financings and other indebtedness permitted to be incurred by the Acquisition Agreement as in effect on the Signing Date will not be deemed to materially impair the primary syndication of the Incremental Facilities).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Incremental Facilities on the Closing Date or at any time thereafter.

[Commitment Letter]

4

The Lead Arrangers, in their capacities as such, will, in consultation with you, manage all aspects of any syndication of the Incremental Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders from the amounts to be paid to the Commitment Parties pursuant to this Commitment Letter and the Fee Letter.  To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, to cause the Sponsor and the Company to provide) to the Lead Arrangers all customary information with respect to you and the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections (such projections, including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Incremental Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Company or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Incremental Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C hereto.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be, at the time of delivery, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances.  In arranging and syndicating the Incremental Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

[Commitment Letter]

5

You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Parents, the Borrowers, the Company, your or their respective subsidiaries or the respective securities of any of the foregoing for purposes of applicable foreign and United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you, the Parents, the Borrowers, the Company, or your or their respective subsidiaries, were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market-related activities with respect to you, the Parents, the Borrowers, the Company, any of your or their respective subsidiaries or the respective securities of any of the foregoing (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

If reasonably requested by the Lead Arrangers you will use commercially reasonable efforts to assist us in preparing a customary additional version of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication of the Incremental Facilities that includes only Public Side Information with respect to you, the Parents, the Borrowers, the Company, your or their respective subsidiaries or the respective securities of any of the foregoing to be used by Public Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum and other marketing materials that authorize the distribution of such Confidential Information Memorandum and other marketing materials to prospective Lenders in a form customarily included in the confidential information memoranda for the Existing Credit Agreements, that contain the representations set forth in the second preceding paragraph (which representations as to the Company, in the case of authorization letters to be delivered by the Company, shall not be qualified by knowledge) (and represent that the additional version of any Confidential Information Memorandum and other marketing materials contains only Public Side Information with respect to you, the Parents, the Borrowers, the Company, your or their respective subsidiaries and the respective securities of any of the foregoing (other than as set forth in the following paragraph)) and that exculpate you, the Sponsor, the Company and your and their respective subsidiaries and affiliates and us with respect to any liability related to the use or misuse of the contents of any Confidential Information Memorandum or any related marketing materials by the recipients thereof.

You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Siders as “PUBLIC”.  You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to Private Siders: (a) the Term Sheet, (b) interim and final drafts of the Incremental Facilities Documentation, (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (d) changes in the terms of the Incremental Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your consent.

[Commitment Letter]

6

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Second Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Incremental Facilities (the “Fee Letter”), if and to the extent payable.  Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

The several commitments of the Initial Lenders hereunder to fund the Incremental Facilities on the Closing Date and the several agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and (b) the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Incremental Facilities shall occur, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Incremental Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto.  For the avoidance of any doubt, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the consummation of the Specified Disposition and/or the Specified Restricted Payment (each as defined in Exhibit A hereto) shall not constitute a condition to the commitments hereunder or the funding of the Incremental Facilities on the Closing Date or any time thereafter.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Incremental Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Incremental Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Initial Lenders, but only to the extent that you (or one of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Company Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Incremental Facilities Documentation shall be in a form such that they do not impair the availability of the Incremental Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, solely with respect to the Company and its Wholly-Owned Restricted Subsidiaries, to the extent any security interest in any Collateral of the Company and its Wholly-Owned Restricted Subsidiaries is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interests in the certificated equity interests of the Company and its Wholly-Owned Restricted Subsidiaries (to the extent required by the Existing Credit Agreements and the applicable Security Documents) (provided that such certificated equity interests will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in any Collateral of the Company and its Wholly-Owned Restricted Subsidiaries shall not constitute a condition precedent to the availability of the Incremental Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the applicable Administrative Agent and the Borrowers, each acting reasonably).  For purposes hereof, “Specified Representations” means the representations and warranties made by the Parents and the Borrowers set forth in the applicable Incremental Facilities Documentation relating to the corporate or other organizational existence of the Parents and the Borrowers, power and authority, due authorization, execution, delivery and enforceability, in each case related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Incremental Facilities Documentation; the incurrence of the loans and the provision of the Guarantees, in each case under the Incremental Facilities, and the granting of the security interests in the Collateral to secure the Incremental Facilities, not conflicting with the Parents’ and the Borrowers’ constitutional documents (after giving effect to the Acquisition); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their respective restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 10 of Exhibit C hereto); creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens and the foregoing provisions of this paragraph relating to Collateral); Federal Reserve margin regulations; the use of loan proceeds not violating OFAC, FCPA, the PATRIOT Act, anti-terrorism, anti-bribery, anti-corruption and anti-money laundering laws; and the Investment Company Act.  This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provisions”.  Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Incremental Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Incremental Facilities in a manner consistent with the Acquisition Agreement.

[Commitment Letter]

7

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, members, advisors and the successors and permitted assigns (other than Lenders that are not Initial Lenders) of each of the foregoing (each, an “Indemnified Person”) from and against any and all out-of-pocket expenses, losses, claims, damages and liabilities of any kind or nature, joint or several, to which any such Indemnified Person may become subject, to the extent arising out of or in connection with any claim, litigation, investigation or proceeding, actual or threatened, relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), the Transactions, the Incremental Facilities or any related transaction contemplated hereby (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether such Proceeding is brought by you or any other person, and to reimburse each such Indemnified Person upon written demand (with reasonable supporting detail if you shall so request in writing) for any reasonable and documented out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter, after receipt of your written consent (which consent shall not be unreasonably withheld or delayed), retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to out-of-pocket expenses, losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members, advisors or the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing) under this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the Incremental Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your permitted assignees against the relevant Indemnified Person, a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or their representatives of any of the foregoing under this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter) or the Incremental Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding not arising from any act or omission by you or any of your affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such), and (b) to reimburse each Commitment Party and each Indemnified Person from time to time, upon presentation of a summary statement (with reasonable supporting detail if you shall so request in writing), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Lead Arrangers identified in the Term Sheet and of a single firm of local counsel to the Lead Arrangers in each appropriate jurisdiction (other than any allocated costs of in-house counsel) or otherwise retained with your consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Facilities and the preparation of this Commitment Letter, the Fee Letter, the Incremental Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

[Commitment Letter]

8

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their officers, directors, employees, agents, controlling persons, members or the successors and permitted assigns (other than Lenders that are not Initial Lenders) of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company, the Seller, the Investors (as defined in Exhibit A hereto) (or any of their respective affiliates), any subsidiaries of the foregoing or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter) the Transactions (including the Incremental Facilities and the use of proceeds thereunder), or with respect to any activities related to the Incremental Facilities, including the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter) and the Incremental Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any of the Commitment Parties with respect to which the applicable Indemnified Person is entitled to indemnification under the preceding paragraph.

[Commitment Letter]

9

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all out-of-pocket expenses, losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that we may receive a future benefit on matters unrelated to this matter,  including, without limitation, discount, credit or other accommodation, from any of such counsel based  on the fees such counsel may receive on account of their relationship with us, including without limitation  fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include  items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s  representation of us on another matter or on account or our relationship with such counsel).

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons.  You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party and its respective affiliates is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, any of your or their respective subsidiaries and affiliates and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, any of your or their respective subsidiaries and affiliates or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

[Commitment Letter]

10

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and its respective equity holders or your and its respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and its management, equity holders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice.  You agree that you will not claim that the Commitment Parties (in their capacity as such) or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

This Commitment Letter  and any claim, controversy or dispute arising under or related to this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that Merrill Lynch may, without notice to you, the Company or any other party hereto or thereto, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Incremental Facilities and (ii) supersede all prior understandings (including the Original Commitment Letter and the Original Fee Letter), whether written or oral, among us with respect to the Incremental Facilities and sets forth the entire understanding of the parties hereto with respect thereto.

[Commitment Letter]

11

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Incremental Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Incremental Facilities is subject only to the conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as referenced in Exhibit C hereto) (and whether or not such Material Adverse Effect has occurred), (b) the determination of the accuracy of any Company Representations and whether as a result of any inaccuracy thereof you (or your affiliates) has the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

[Commitment Letter]

12

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter, nor the Original Fee Letter and its terms or substance, or, prior to your acceptance hereof, this Commitment Letter and its terms or substance or the activities of any Commitment Party pursuant hereto or to the Fee Letter or to the Original Fee Letter, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Investors, and to your and any of the Investors’ respective subsidiaries and affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld or delayed) or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, the Seller and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any syndication or other marketing materials in connection with the Incremental Facilities (including any Confidential Information Memorandum and other customary marketing materials) or, after a reasonable prior opportunity for the Commitment Parties to review, in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter (but not the Fee Letter or the Original Fee Letter) and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, to equity investors and to rating agencies in connection with obtaining ratings for the Borrowers and the Incremental Facilities, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Facilities or in any public or regulatory filing requirement relating to the Transactions, (v) to the extent the amounts of fees and other economic terms of the “Market Flex Provisions” set forth therein have been redacted in a customary manner, you may disclose the Fee Letter, the Original Fee Letter and the contents thereof to the Company, the Seller and their officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (vi) after a reasonable prior opportunity for the Commitment Parties to review, you may disclose this Commitment Letter (but not the Fee Letter or the Original Fee Letter) in any tender offer or proxy relating to the Transactions and (vii) you may disclose the Fee Letter and the contents thereof to any prospective Additional Commitment Party or prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis.  You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Incremental Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.  The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Signing Date.

[Commitment Letter]

13

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Investors, the Company or any of your or their respective subsidiaries or affiliates or related parties, (e) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Commitment Parties without the use of such information, (f) to other Commitment Parties and such Commitment Party’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense or (i) to rating agencies in connection with obtaining ratings for the Borrowers and the Incremental Facilities.  In addition, each Commitment Party may disclose the existence of the Incremental Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Incremental Facilities.  In the event that the Incremental Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph, shall terminate automatically and be superseded by the confidentiality provisions in the Incremental Facilities Documentation upon the initial funding of the Incremental Facilities to the extent that such provisions are binding on such Commitment Parties.  Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Signing Date.

[Commitment Letter]

14

The syndication, reimbursement (if applicable), compensation (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, confidentiality, jurisdiction, governing law, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Incremental Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Incremental Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Incremental Facilities Documentation upon the initial funding of the Incremental Facilities, and you shall be automatically released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Incremental Facilities on a pro rata basis (or any portion thereof as selected by you on a pro rata basis across the Incremental Facilities) hereunder at any time subject to the provisions of the preceding sentence.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

Upon execution and delivery of this Commitment Letter and the Fee Letter, this Commitment Letter and the commitments and undertakings of each of the Commitment Parties shall remain effective and available for you until the earliest to occur of (i) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you (or your affiliates) in writing or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the Incremental Facilities and (iii) 11:59 p.m., New York City time, on the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless each of the Commitment Parties shall, in its sole discretion, agree to an extension.

[Remainder of this page intentionally left blank]

[Commitment Letter]

15

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

[Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Mark W. Filipiski
	Name:	Mark W. Filipiski
	Title:	Authorized Signatory

[Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ David Wirdnam
	Name:	David Wirdnam
	Title:	Authorized Signatory

[Commitment Letter]

KKR CAPITAL MARKETS LLC

By:	/s/ Cade Thompson
	Name:	Cade Thompson
	Title:	Authorized Signatory

KKR CORPORATE LENDING LLC

By:	/s/ Cade Thompson
	Name:	Cade Thompson
	Title:	Authorized Signatory

[Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
	Name:	Sanjay Rijhwani
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Sanjay Rijhwani
	Name:	Sanjay Rijhwani
	Title:	Managing Director

[Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Monique Renta
	Name:	Monique Renta
	Title:	Managing Director

[Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Managing Director

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Ayesha Farooqi
	Name:	Ayesha Farooqi
	Title:	Authorized Signatory

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Authorized Signatory

[Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ James Yu
	Name:	James Yu
	Title:	Executive Director

[Commitment Letter]

Accepted and agreed to as of the date first above written:

MICRO HOLDING CORP.

By:	/s/ Robert N. Brisco
	Name:	Robert N. Brisco
	Title:	Chief Executive Officer

MH SUB I, LLC

By:	/s/ Robert N. Brisco
	Name:	Robert N. Brisco
	Title:	Chief Executive Officer

[Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Wave
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

MICRO HOLDING CORP. (the “Corp Borrower”) and MH SUB I, LLC (the “LLC Borrower”, and jointly and severally with the Corp Borrower and, at your election prior to or concurrently with the launch of general syndication of the Incremental Facilities, DIAGNOSIS MERGER SUB, INC., a Delaware corporation and a newly formed Wholly-Owned Restricted Subsidiary (“Merger Sub” or “Buyer”), collectively, the “Borrowers” or “you”) intend through Buyer to acquire, directly or indirectly, all of the outstanding equity interests of the entities previously identified to us by you as “Wave” (the “Company”) from the equity holders of the Company (collectively, the “Seller”).

In connection with the foregoing, it is intended that:

a)
On the Closing Date, pursuant to the Agreement and Plan of Merger, by and among the Seller, Buyer and the other parties referenced therein, dated as of the Signing Date (together with all exhibits, annexes, schedules and disclosure letters thereto, collectively, as modified, amended, supplemented or waived, the “Acquisition Agreement”), Buyer will purchase the equity interests of the Company (the “Acquisition”) in accordance with the terms thereof.

b)
On the Closing Date, the Sponsor, together with certain other investors (including management or founders) arranged by and designated by the Sponsor (collectively with the Sponsor, the “Investors”), will directly or indirectly make equity contributions to one or more of the Borrowers (provided that any such contribution not made in the form of cash common equity or Rollover Equity (as defined below) shall be reasonably acceptable to the Commitment Parties) (the foregoing, collectively, the “Equity Contribution”) in an aggregate amount equal to, when combined with the fair market value of the equity of management and certain other existing equity holders of the Company rolled over (the “Rollover Equity”) or invested in connection with the Transactions (as defined below), at least $550 million (the “Minimum Equity Contribution”), which amount, together with proceeds from the Incremental Facilities, shall be used to consummate the Acquisition (the “Acquisition Consideration”), the Conversions/Repurchases (as defined below), the Refinancing (as defined below), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, the “Transaction Costs”, and together with the Acquisition Consideration, the Conversions/Repurchases and the Refinancing, the “Acquisition Funds”); provided that the Sponsor shall directly or indirectly own at least 50.1% of the voting equity securities of the Parents, the Borrowers and the Company immediately following the consummation of the Transactions.

c)	On the Closing Date, the Borrowers will obtain the Incremental Facilities.

d)
On the Closing Date, the Borrowers will, directly or indirectly, dispose of the business previously identified to us as “A” (the “Specified Disposition”) pursuant to an agreement and plan of merger, by and among one or more of the Borrowers and the other parties to be referenced therein, to be dated as of or prior to the Closing Date, in form and substance reasonably satisfactory in all material respects to the Commitment Parties.

e)
On the Closing Date, the Borrowers will, directly or indirectly, make a Restricted Payment to the Sponsor and certain other existing equity holders of the Borrowers in an aggregate amount equal to the proceeds received from the Specified Disposition (the “Specified Restricted Payment”).

[Transaction Description]

f)
On the Closing Date, it is understood and agreed that (i) all amounts outstanding (other than contingent obligations) under the Existing Second Lien Term Loans and (ii) an aggregate principal amount of Existing First Lien Term Loans equal to $50 million, in each case, will be repaid, all commitments and obligations in respect thereof will be defeased, discharged, redeemed, released and terminated in full and all liens (other than the liens under the Existing Credit Agreements with respect to the Existing First Lien Term Loans and the Incremental Facilities) in respect of the foregoing will be released (collectively, the “Refinancing”).

g)
As set forth in Section 7.14 of the Acquisition Agreement as in effect on the Signing Date, the Company shall take all actions required pursuant to the terms of the Indentures (as defined in the Acquisition Agreement as in effect on the Signing Date), at such time or times as such actions are required to be taken, including (i) the giving of any notices (the “Fundamental Change Notices”) that may be required in connection with any repurchases or conversions of the convertible notes issued pursuant to the Indentures (the “Convertible Notes”) occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or a “Make-Whole Fundamental Change” or a “Change of Control” and/or a “Make Whole Change of Control” (as such terms are defined in the applicable Indentures), (ii) the delivery of any supplemental indentures, legal opinions, officer’s certificates or other documents or instruments required in connection with the consummation of the Acquisition and (iii) effecting such repurchase and conversions set forth in clause (i) above (the “Conversions/Repurchases”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

[Transaction Description]

EXHIBIT B

Project Wave
$1,040 million Incremental First Lien Term Loan Facility
$650 million Incremental Second Lien Term Loan Facility
$150 million Incremental Revolving Facility
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Borrowers:
MH SUB I, LLC (the “LLC Borrower”, and jointly and severally with the Corp Borrower and, at your election prior to or concurrently with the launch of general syndication of the Incremental Facilities, DIAGNOSIS MERGER SUB, INC., a Delaware corporation and a newly formed Wholly-Owned Restricted Subsidiary (“Merger Sub” or “Buyer”), collectively, the “Borrowers”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.
First Lien Administrative Agent:
CS will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “First Lien Administrative Agent”) under the First Lien Credit Agreement, dated as of July 8, 2014, as amended by Amendment No. 1 on March 8, 2017 (the “Existing First Lien Credit Agreement”) and as further amended (or amended and restated) by the Incremental Facilities Documentation, by and among, the Borrowers and the lenders party thereto (the “First Lien Credit Agreement”), for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrowers and excluding any Disqualified Lenders (together with the Initial Lenders, the “Incremental First Lien Term Lenders”), and will perform the duties customarily associated with such roles.

Second Lien Administrative Agent:
Royal Bank will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Second Lien Administrative Agent”) under the Second Lien Credit Agreement, dated as of July 8, 2014, as amended by Amendment No. 1 on March 8, 2017 (the “Existing Second Lien Credit Agreement”, and together with the Existing First Lien Credit Agreement, the “Existing Credit Agreements”) and as further amended (or amended and restated) by the Incremental Facilities Documentation, by and among, the Borrowers and the lenders party thereto (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrowers and excluding any Disqualified Lenders (together with the Initial Lenders, the “Incremental Second Lien Term Lenders”, and together with the Incremental First Lien Term Lenders, the “Incremental Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Lead Arrangers:
CS Securities, RBCCM, KCM, Merrill Lynch, Citi, Macquarie Capital and Mizuho  will act as joint lead arrangers and joint bookrunners (together with any additional joint bookrunner appointed pursuant to the Commitment Letter, each in such capacity, a “Lead Arranger”) and will perform the duties customarily associated with such roles.

[Term Sheet]

Other Agents:
The Borrowers may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter for each of the Incremental Facilities.

Incremental First Lien Term Loan Facility:
An incremental senior secured first lien term loan facility denominated in U.S. dollars (the “Incremental First Lien Term Loan Facility”) in an aggregate principal amount of $1,040 million.  The loans under the Incremental First Lien Term Loan Facility are referred to as the “Incremental First Lien Term Loans”.

Incremental Second Lien Term Loan Facility:
An incremental senior secured second lien term loan facility denominated in U.S. dollars (the “Incremental Second Lien Term Loan Facility” together with the Incremental First Lien Term Loan Facility, the “Incremental Term Loan Facilities”) in an aggregate principal amount of $650 million.  The loans under the Incremental Second Lien Term Loan Facility are referred to as the “Incremental Second Lien Term Loans” and together with the Incremental First Lien Term Loans, the “Incremental Term Loans”.

Incremental Revolving Facility:
An incremental senior secured revolving credit facility denominated in U.S. dollars (the “Incremental Revolving Facility” together with the Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount of $150 million.  The commitments under the Incremental Revolving Facility are referred to as the “Incremental Revolving Commitments”.  The loans under the Incremental Revolving Facility are referred to as the “Incremental Revolving Loans” and together with the Incremental Term Loans, the “Incremental Loans”.

Purpose/Use of Proceeds:
The proceeds of borrowings under the Incremental Term Loan Facilities will be used by the Borrowers, (i) on the date of the consummation of the Acquisition and the date of the initial borrowing under the Incremental Term Loan Facilities (the “Closing Date”), together with proceeds of Incremental Revolving Loans, Existing Revolving Loans, the proceeds of the Equity Contribution and cash on hand of the Borrowers, solely to provide Acquisition Funds and (ii) on or after the Closing Date, (x) to finance the Conversions/Repurchases or (y) for working capital or other general corporate purposes (including payment of any appraisal shares).  The proceeds of Incremental Revolving Loans will be used by the Borrowers and their respective subsidiaries for working capital and for other general corporate purposes (including to finance the Transaction Costs and any other transactions not prohibited by the Credit Agreements).

Availability:
The Incremental Term Loan Facilities will be available in a single drawing on the Closing Date.  Amounts borrowed under the Incremental Term Loan Facilities that are repaid or prepaid may not be reborrowed.

(i) Up to $25 million of Incremental Revolving Loans and Existing Revolving Loans may be made available on the Closing Date to fund working capital and to finance the Transactions Costs and (ii) Incremental Revolving Loans and Existing Revolving Loans may be made available on the Closing Date to fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of the “Market Flex Provisions” under the Fee Letter.  Otherwise, Incremental Revolving Loans will be available at any time prior to the final maturity of the Incremental Revolving Facility, in minimum principal amounts consistent with the Existing First Lien Credit Agreement.  Amounts repaid under the Incremental Revolving Facility may be reborrowed.  For the avoidance of doubt, the Incremental Revolving Loans will be subject to the pro rata availability requirements under the Existing First Lien Credit Agreement.

[Term Sheet]

Interest Rates and Fees:	Incremental First Lien Term Loan Facility:
At the option of the Borrowers, initially, LIBOR plus 3.00% or ABR plus 2.00%.

From and after the delivery by the Borrowers to the First Lien Administrative Agent of financial statements for the period ending one full fiscal quarter following the Closing Date, the applicable margins under the Incremental First Lien Term Loan Facility shall be subject to (i) a step-down of 0.25% upon achievement of a Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio of 4.25:1.00 (the “First Lien Leveraged-Based Stepdown”) and (ii) a step-down of 0.25% upon the consummation of a Qualifying IPO (the “IPO Stepdown” and, together with the First Lien Leverage-Based Stepdown, the “First Lien Stepdowns”).

Incremental Second Lien Term Loan Facility:
At the option of the Borrowers, LIBOR plus 7.00% or ABR plus 6.00%.
Incremental Revolving Facility:
At the option of the Borrowers, initially, LIBOR plus 3.00% or ABR plus 2.00%.

From and after the delivery by the Borrowers to the First Lien Administrative Agent of financial statements for the period ending one full fiscal quarter following the Closing Date, the applicable margins under the Incremental Revolving Facility shall be subject to (i) a step-down of 0.25% upon achievement of a Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio of 4.50:1.00 and (ii) a step-down of 0.25% upon the consummation of a Qualifying IPO.

The Commitment Fee in respect of the Incremental Revolving Facility shall be, initially, 0.50% per annum on the undrawn portion of the Incremental Revolving Commitments, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the Incremental Revolving Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrowers to the First Lien Administrative Agent of financial statements for the period ending one full fiscal quarter following the Closing Date, the commitment fees under the Incremental Revolving Facility shall be subject to (i) a step-down of 0.125% upon achievement of a Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio of 4.50:1.00 and (ii) a step-down of 0.125% upon the consummation of a Qualifying IPO.

ABR is the highest of (i) the rate of interest publicly announced by the applicable Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) LIBOR applicable for an interest period of one month plus 1.00%.

[Term Sheet]

LIBOR is the London interbank offered rate for dollars (which, if negative, shall be deemed to be 0.00%) for the relevant interest period.
Default Rate:	Same as the applicable Existing Loans (as defined below) under the applicable Existing Credit Agreements.
Final Maturity and Amortization:
The Incremental First Lien Term Loan Facility will mature on the date that is seven years after the Closing Date and, commencing one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental First Lien Term Loan Facility with the balance payable on the seventh anniversary of the Closing Date.

The Incremental Second Lien Term Facility will mature on the date that is eight years after the Closing Date and will have no amortization payments with the balance payable on the eighth anniversary of the Closing Date.

The Incremental Revolving Facility will mature, and Revolving Commitments will terminate, on the date that is five years after the Closing Date.
Guarantees:	Same as the applicable Existing Loans under the applicable Existing Credit Agreements, together with the Company and its subsidiaries (other than entities that are Excluded Subsidiaries).
Security:	Same as the applicable Existing Loans under the applicable Existing Credit Agreements, together with the Company and its subsidiaries (other than entities that are Excluded Subsidiaries).
Mandatory Prepayments:	For the Incremental First Lien Term Loan Facility, same as the Initial Term Loans under the Existing First Lien Credit Agreement (the “Existing First Lien Term Loans”).
For the Incremental Second Lien Term Loan Facility, same as the Initial Term Loans under the Existing Second Lien Credit Agreement (the “Existing Second Lien Term Loans”).

For the Incremental Revolving Facility, same as the Revolving Credit Loans under the Existing First Lien Credit Agreement (the “Existing Revolving Loans”, and together with the Existing First Lien Term Loans and the Existing Second Lien Term Loans, the “Existing Loans”), including, for the avoidance of doubt, the pro rata prepayment requirements thereunder.

If an aggregate principal amount of the Convertible Notes in excess of an aggregate principal amount to be agreed is outstanding on the date that is 90 days after the Closing Date, then the Incremental Term Loan Facilities shall be ratably prepaid on such date in an amount equal to such excess aggregate principal amount; provided that, for the avoidance of doubt, no such prepayment shall be subject to any prepayment premium.

[Term Sheet]

Voluntary Prepayments:
For the Incremental First Lien Term Loans, same as the Existing First Lien Term Loans, but reset from the Closing Date (as defined in the Commitment Letter) and with an exception for Transformative Dispositions.  For the purposes of the foregoing, “Transformative Disposition” shall mean any disposition by the Borrower or any restricted subsidiary that (a) is not permitted by the terms of the Incremental Facilities Documentation immediately prior to the consummation of such disposition, (b) if permitted by the terms of the Incremental Facilities Documentation immediately prior to the consummation of such disposition, would not provide the Borrower and the other restricted subsidiaries with a durable capital structure, as determined by the Borrower acting in good faith or (c) results in a refinancing of the Incremental First Lien Term Loan Facility that involves an upsizing in connection with such disposition.

For the Incremental Second Lien Term Loans, same as the Existing Second Lien Term Loans, but reset from the Closing Date (as defined in the Commitment Letter) and with exceptions for the consummation of a Qualifying IPO or the consummation of a transaction constituting a Change of Control.

For the Incremental Revolving Facility, same as the Existing Revolving Loans, including, for the avoidance of doubt, the pro rata prepayment requirements thereunder.
Documentation:
The Incremental First Lien Term Loan Facility and Incremental Revolving Facility will be documented pursuant to an incremental joinder, amendment to or amendment and restatement of the Existing First Lien Credit Agreement (the “First Lien Incremental Facilities Documentation”) and the Incremental Second Lien Term Facility will be documented pursuant to an incremental joinder, amendment to or amendment and restatement of the Existing Second Lien Credit Agreement (the “Second Lien Incremental Facilities Documentation”, and together with the First Lien Incremental Facilities Documentation, the “Incremental Facilities Documentation”), in each case, as mutually agreed.  For the avoidance of doubt, each Incremental Facility will be documented as a separate Class under the applicable Credit Agreement.

Conditions Precedent to Initial Borrowing:
The availability of the initial borrowing under the Incremental Facilities on the Closing Date will be subject solely to (x) the applicable conditions set forth in Exhibit C to the Commitment Letter, (y) subject to the Funding Conditions Provisions, the Company Representations and the Specified Representations being true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (z) the delivery of a customary borrowing notice; provided that, subject to the paragraph immediately below, such borrowing notice shall not include (i) any representations or warranties other than the Company Representations and the Specified Representations and (ii) any statement as to the absence or existence of any Default or Event of Default.

The representations and warranties will be required to be made in connection with the initial borrowing and other extensions of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Company Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding under the Incremental Facilities (but to the extent untrue or incorrect, will constitute a default under the Incremental Facilities immediately after the initial funding of the Incremental Facilities).

[Term Sheet]

Representations and Warranties:	Same as under the Existing Credit Agreements, as applicable.
Affirmative Covenants:	Same as under the Existing Credit Agreements, as applicable.
Negative Covenants:	Same as under the Existing Credit Agreements, as applicable.
Financial Covenants:
None for the Incremental Term Loan Facilities.  The Incremental Revolving Facility shall benefit from the financial maintenance covenant applicable to the Revolving Credit Facility set forth in Section 10.7 of the Existing First Lien Credit Agreement, but reset with a 35% testing condition and a 35% non-cumulative cushion to (i) the Sponsor’s financial model received by CS Securities on July 19, 2017 and (ii) the quality of earnings report prepared by Deloitte LLP received by CS Securities on July 2, 2017, collectively, reflecting financeable EBITDA of $446 million.

Events of Default:	Same as under the Existing Credit Agreements, as applicable.
Voting:	Same as under the Existing Credit Agreements, as applicable.
Cost and Yield Protection:	Same as under the Existing Credit Agreements, as applicable.
Assignments and Participations:	Same as under the Existing Credit Agreements, as applicable.
Expenses and Indemnification:	Same as under the Existing Credit Agreements, as applicable.
Amendments:
Each of the Initial Lenders hereby agrees to affirmatively vote (and agrees to not syndicate to any Lender who would not affirmatively vote) in favor of any amendment (or amendment and restatement) of the Existing Credit Agreements to reflect the terms and conditions set forth in Part A and Part B of Annex I hereto.

Governing Law and Forum:	New York.
Counsel to the Lead Arrangers:	Milbank, Tweed, Hadley & McCloy LLP.

[Term Sheet]

EXHIBIT B
ANNEX I

Part A

1. Each of the negative covenants shall be amended to permit the Transactions (including, without limitation, the incurrence of the Incremental Facilities, the consummation of the Acquisition, the payment of the Specified Restricted Payment, the consummation of the Specified Disposition, the consummation of the Conversions/Repurchases, the Refinancing and all other transactions reasonably incidental thereto).

2. Provide that each incurrence-based dollar-based or percentage-based basket in the negative covenants, or referenced therein, is reset such that any prior usage or build-up shall be disregarded for purposes of calculating availability under such basket on and after the Closing Date.

3. Set the First Lien Secured Leverage Test at (a) 5.00:1.00 or (b) no worse than prior to the specified transactions and the Senior Secured Leverage Test at (c) 6.50:1.00 or (d) no worse than prior to the specified transactions.

4. Modify the provisions with respect to Incremental Facilities to (a) provide for the “MFN protection” to expire six months after the Closing Date, (b) provide that the “MFN protection” is increased from 0.50% to 0.75%, (c) provide that the “MFN protection” only applies to broadly syndicated Term Loans incurred pursuant to clause (i) of the definition of Maximum Incremental Facilities Amount and only to the extent that the maturity date of such Incremental Facilities occurs within two years of the maturity date of the Initial Term Loans and the Incremental Facilities are not incurred in connection with a Permitted Acquisition or Investment (provided that, at the Borrowers’ discretion, up to the greater of $334.5 million and 75% of Consolidated EBITDA may be incurred without regard to MFN limitations) and (d) provide that up to the greater of $223 million and 50% of Consolidated EBITDA may be incurred without regard to maturity or weighted average life limitations.

5. Provide that the ratio in Section 10.5(b)(14) of each Existing Credit Agreement be set at 5.10:1.00.

6. In Section 5.2(a)(ii) of each Existing Credit Agreement, provide that (i) the ratios in be set at 4.25:1.00 and 3.75:1.00, respectively, and (ii) no payment shall be required to the extent that Excess Cash Flow is equal to or less than $25 million in any fiscal year.

7. Provide that Section 5.2(a)(i) of each Existing Credit Agreement be amended to provide for step-downs in the amount of Net Cash Proceeds from Asset Sale Prepayment Events required to prepay the Term Loans to 50% and 0% at Consolidated First Lien Secured Debt to Consolidated EBITDA Ratios of 4.25:1.00 and 3.75:1.00, respectively.

8. Modify Section 10.5(b)(9) of each Existing Credit Agreement to allow for Restricted Payments not to exceed the sum of (a) up to 6% per annum of the net proceeds received by (or contributed to) the Borrowers and its restricted subsidiaries from a Qualifying IPO and (b) up to 7% of market capitalization after a Qualifying IPO.

9. Remove Section 10.5(a)(ii) of each Existing Credit Agreement.

10. Modify Section 10.5(a)(iii)(A) of each Existing Credit Agreement to build with trailing twelve month Consolidated EBITDA less 1.5x Fixed Charges.

11. Include a Consolidated EBITDA builder basket in Section 10.5(a)(iii)(G) of each Existing Credit Agreement of at least 30% of Consolidated EBITDA (it being agreed that the sum of Section 10.5(a)(iii)(G) and the general restricted payments basket shall not exceed the greater of (x) $223 million and (y) 50% of trailing four quarter EBITDA).

12. Modify the definition of “Reinvestment Period” of each Existing Credit Agreement to change the time period set forth therein from 450 days to 545 days.

13. Modify the definition of “Unrestricted Subsidiary” so that it contains a payment or bankruptcy Event of Default stopper, rather than an Event of Default stopper.

14. Modify the definition of “Maximum Incremental Facilities Amount” so that clause (i) thereof is the sum of (a) the greater of (x) $446 million and (y) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence (less the Second Lien Base Incremental Amount).

Part B

1. Extend the Initial Term Loan Maturity Date (as defined in the Existing First Lien Credit Agreement) to the date that is seven years after the Closing Date.

[Term Sheet]

B-I-2

Project Wave
Summary of Additional Conditions

Except as otherwise set forth below, the initial funding on the Closing Date of each of the Incremental Facilities shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions:

1.          The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Incremental Term Loan Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers or consents (including any consent under the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date)) by you (or one of your affiliates) thereto that are materially adverse to the Initial Lenders in their capacities as such without the consent of the Lead Arrangers having (or whose affiliates have) a majority in aggregate principal amount of the commitments in respect of the Incremental Facilities (the “Majority Lead Arrangers”) (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) (i) any change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date) and (ii) any change to the definition of Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date) which would make such date later, in each case, shall be deemed materially adverse to the Initial Lenders and (b) any modification, amendment or express waiver or consent by you (or one of your affiliates) that results in an increase or reduction in the purchase price shall be deemed to not be materially adverse to the Initial Lenders so long as (i) any increase in the purchase price shall not be funded with additional indebtedness (excluding the Incremental Facilities) and (ii) any reduction shall be allocated first to reduce the Equity Contribution to the Minimum Equity Contribution and thereafter to the Incremental Second Lien Term Loan Facility).

2.          Since the date of the Acquisition Agreement there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement).

3.          The Equity Contribution shall have been made, or substantially concurrently with the borrowings under the Incremental Term Loan Facilities shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

4.          All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers), shall, upon the initial borrowing under the Incremental Facilities, have been, or will be substantially simultaneously, paid (which amounts may, at your option, be offset against the proceeds of the Incremental Facilities).

5.          The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, the two most recently completed fiscal years ended at least 120 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter (other than the last fiscal quarter of the year) of the Company or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date.  The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the 2015 and 2016 fiscal years and the unaudited financial statements referred to in clause (b) above for the first fiscal quarter of the 2017 fiscal year.

[Summary of Additional Conditions]
B-I-3

6.          The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma statement of income of the Borrowers as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 120 days prior to the Closing Date in case such four fiscal quarter period is the end of the Borrowers’ fiscal years), prepared after giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.          The Administrative Agents and the Lead Arrangers shall have received at least three business days prior to the Closing Date all documentation and other information about the Company and the subsidiaries of the Company that will become Guarantors as shall have been reasonably requested in writing by the Administrative Agents or the Lead Arrangers at least ten calendar days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8.          The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive Business Days (as defined in the Acquisition Agreement as in effect on the Signing Date) following receipt of the financial statements referred to in paragraphs 5 and 6 above (the “Required Information”) to market the Incremental Facilities; provided that (a) if the Marketing Period has not been completed on or prior to August 18, 2017, the Marketing Period shall commence no earlier than September 5, 2017 and (b) November 24, 2017 shall not constitute a Business Day (as defined in the Acquisition Agreement as in effect on the Signing Date) (this proviso, the “Blackout Period”); provided that the inclusion of such date referenced in the preceding clause (b) shall not restart the Marketing Period.

9.          Subject in all respects to the Funding Conditions Provisions, (a) the Intercreditor Agreement and Guarantees shall have been executed by the Company and the subsidiaries of the Company that will become Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Incremental Term Loan Facilities and the consummation of the Transactions, shall be executed and become in full force and effect and (b) all documents and instruments required to create or perfect the Administrative Agents’ security interests in the Collateral of the Company and the applicable subsidiaries of the Company shall have been executed and delivered by each applicable Credit Party party thereto and, if applicable, be in proper form for filing.

10.          Subject in all respects to the Funding Conditions Provisions, (a) the Incremental Facilities Documentation (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet) shall have been executed and delivered by the Credit Parties and (b) customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrowers and the Guarantors (to the extent applicable) and a solvency certificate (as of the Closing Date after giving effect to the Transactions and substantially in the form of Annex C-I attached hereto, certified by a senior authorized financial officer of the Borrowers) shall have been delivered to the Lead Arrangers.

11.          Substantially simultaneously with the initial borrowing under the Incremental Facilities, the Refinancing shall be consummated.

[Summary of Additional Conditions]

B-I-4

EXHIBIT C-I

Form of Solvency Certificate

Date:  _____

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrowers”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.  This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrowers and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.
The sum of the liabilities (including contingent liabilities) of the Borrowers and their respective restricted subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their respective restricted subsidiaries, on a consolidated basis.

2.
The fair value of the property of the Borrowers and their respective restricted subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their respective restricted subsidiaries, on a consolidated basis as such liabilities become absolute and mature.

3.	The capital of the Borrowers and their respective restricted subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.
The Borrowers and their respective restricted subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWERS]

By:
Name:
Title:

[Solvency Certificate]